EXHIBIT 10.55

                            DISTRIBUTORSHIP AGREEMENT


THIS AGREEMENT is entered into as of March 22, 2002 by and between JAMCO Medical Inc, having its principal offices at 1717 N.BAYSHORE Drive Suite 3854 MIAMI FLORIDA 33132 U.S.A. (hereinafter, referred to either as ""JAMCO"" or DISTRIBUTOR) and Imaging Diagnostic Systems, Inc., a Manufacturing company whose principal offices are located at 6531 NW 18th Court, Plantation, FL 33313 represented by its Chief Executive Officer, Ms. Linda B. Grable with a Telephone number (954) 581-9800 and fax number (954)581-0555 (hereinafter, referred to either as "IDSI" or MANUFACTURER).


WITNESSETH

WHEREAS, DISTRIBUTOR desires to market CT Laser Mammography (CTLM(R)), manufactured by IDSI:

IN CONSIDERATION of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.        APPOINTMENT OF DISTRIBUTOR

IDSI desires to utilize the services of DISTRIBUTOR as its exclusive marketing and distributor resource for the entire Latin American market (the exclusive territory) as set forth and defined in exhibit A hereto.

1.01 "IDSI" hereby appoints JAMCO Medical Inc. (DISTRIBUTOR) as its exclusive distributor for its CT Mammography (CTLM(R)), system solely within the Territory hereinafter specified. Said CT Laser Mammography (CTLM(R)) and the components and contents thereof, are collectively referred to as "PRODUCTS".
2.       TERRITORY AND MINIMUM SALES REQUIREMENTS

2.01 The geographical area (hereinafter referred to as the "TERRITORY") to which this AGREEMENT pertains is set forth in the attached Appendix A. "IDSI" hereby grants DISTRIBUTOR exclusive distribution rights in the TERRITORY, except that "IDSI" retains the right to make direct sales to end-users of the PRODUCTS outside the TERRITORY and to sell the PRODUCTS to customers outside the TERRITORY for installation and use within the TERRITORY. If "IDSI" completes any such direct sale or sale outside the TERRITORY for installation within the TERRITORY while this AGREEMENT is in effect, "IDSI" shall pay to DISTRIBUTOR a commission as set forth in paragraph 4 of the attached Appendix "A".

3.        TERM OF AGREEMENT

3.01 This AGREEMENT becomes effective as of the day and year when it has been duly executed by "IDSI" and DISTRIBUTOR, (the "effective date").

3.02 This AGREEMENT shall continue in full force and effect for a term of two (2) years, commencing with the aforesaid effective date, and thereafter shall be automatically renewable every two years thereafter so long as Distributor achieves the mutually agreed upon initial annual sales goal referred to as "SALES GOAL" as set by agreement between IDSI and DISTRIBUTOR, 30 days prior to the end of each anniversary of this Agreement and DISTRIBUTOR otherwise being in compliance with the terms and conditions of this Agreement.



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4.        DUTIES OF DISTRIBUTOR

          In addition to all other duties herein set forth, DISTRIBUTOR shall have the following material obligations under this AGREEMENT:


1. Phases -due to enormity of exclusive territory it is anticipated that although sales may occur time to time throughout the exclusive territory, the efforts of JAMCO will be focused on key markets to be developed in phases as JAMCO shall determine is appropriate, with the initial phase being focused on the capitals of Argentina and Brazil.

a) Initial Phase- DISTRIBUTOR will have 3 months from the effective date of this Agreement to, establish the financing in accordance with the standard established practices in the territories, along with the acceptance from the MANUFACTURER of such terms, register the product if needed in the territory in accordance with the laws of the territories, and with the full assistance of the MANUFACTURER, time which thereafter JAMCO shall close on a first order.

b) JAMCO will introduce the manufacturer's system in the key market(s), assist in obtaining needed government approvals, and generate dealer and end user interest and awareness. During the first 3 months of the initial phase, manufacturer shall pay JAMCO the non-accountable sum of $10,000 (Ten thousand) U.S per month starting with the effective date of this Agreement to fuel the initial efforts hereunder.

c) Sub-Distributors / Dealers - JAMCO shall enter into Agreements with both existing and where appropriate new sub-distributors and in turn their dealers or alternatively establish some or all of same as affiliates and / or subsidiaries of JAMCO, who depending on their background, experience and existing relations may presently represent distributors and / or be dealers of other lines of medical systems and equipment.

d) Manufacturer at its expense during the term of this Agreement shall provide JAMCO with a Physician Review Station containing reference images.

e)       Manufacturer's shall at its expense and with the assistance of JAMCO
         ---------------

          i. Provide or furnish the following literature in the language of the territory into both Spanish and Portuguese bearing the imprint of JAMCO as well as Manufacturer.
          ii. Clinical specialists and physicians fluent in the language of the territory to demonstrate and / or give seminars on the system and its technology, including the authoring of papers for publication in the medical journal of the exclusive territory.
          iii. Will obtain space, exhibit and be present at key trade shows and congresses that are critical to market opening and establishment of IDSI's name and company in Latin America, in the exclusive territory.
          iv. Coordinate JAMCO participation in RSNA, ACR and major U.S. congresses and exhibits that attract qualified parties from the exclusive territory.
          v. IDSI will train the Technicians and Physicians at IDSI's premises or IDSI will train at facility.


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          vi.  Keep JAMCO advised of all corporate developments financially, corporately, technologically etc....after IDSI has released the information to the public.

          vii. Coordinate its marketing promotional and developmental plans, with JAMCO.

          viii. Indemnify and hold JAMCO and its distributors and dealers harmless, as to any liability, fine or penalty, including attorney's fees arising by reason of: MANUFACTURER'S failure or inability to perform hereunder, including not delivering Products as sold in a timely manner; Product Liability and/or Medical Liability relating to the demonstration, sale and training regarding MANUFACTURE'S products an any available consequential damages flowing from any of the foregoing Limited to the cost of the CTLM(R).

          f) JAMCO during the Term of this Agreement shall list what JAMCO's obligated to: -

          i.   Provide consulting services in the area of Marketing,
               translation, sales, market entry, market pricing etc....

          ii. Locate coordinate and establish facilities for financing the purchase or lease of systems and/or products in the exclusive territory. MANUFACTURER at no expense to JAMCO shall provide such financing institutions with such buy-back and remarketing takeouts as shall be reasonable and customary. JAMCO shall not be obligated to guarantee or indemnify Purchasers and/or their financing entities with respect to such financing.

          iii. Establish centers of excellence in the territory, which shall serve as clinical and demonstration sites for future potential clients within the territory.

          iv. Establish clinical and scientific training programs in coordination with manufacturer's program.

          v. Locate and train local clinical specialists for future on site applications within the territory.

          vi. Locate and have trained at the MANUFACTURER's facility an installation engineer fluent in Spanish Portuguese and English.

          vii. Establish a parts supply depot that will facilitate in MRP's within the territory.


4.01      Solicitation of Orders

          DISTRIBUTOR shall extend its best efforts in soliciting orders for and selling IDSI's CT Laser Mammography (CTLM(R)) for delivery to customers within the TERRITORY. During the term of this Agreement, including any renewals, plus 2 years thereafter, Distributor shall not engage in the manufacture, promotion, and/or sale of any CT Laser Mammography (CTLM(R)) or any components or contents thereof which would be competitive with PRODUCTS covered in this AGREEMENT, and shall not, directly or indirectly, be employed by or become associated in any capacity with any person, firm or corporation competing with or setting up to compete with "IDSI" in the manufacture or sale of similar facilities or components or contents thereof within the TERRITORY.


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4.02.     Prompt Payment

          DISTRIBUTOR shall promptly comply with all the terms and conditions of sale described hereunder, including without limitation, prompt payment of the price of the PRODUCTS and spare parts for the PRODUCTS sold to DISTRIBUTOR by "IDSI". Unless otherwise agreed in advance in writing by "IDSI", payment for all PRODUCTS shall be made by means and on terms and conditions as more fully set forth in Appendix A. If "IDSI" grants DISTRIBUTOR open account payment terms for the purchase of any PRODUCTS or spare parts, DISTRIBUTOR shall make all payments direct to "IDSI" in accordance with the special payment terms granted. If DISTRIBUTOR fails to pay "IDSI" within ninety (90) days of the due date for open account purchases, then this AGREEMENT may be terminated by "IDSI" and any amounts owed "IDSI" hereunder shall become due and payable immediately. "IDSI" reserves the right upon the renewal of this contract to make reasonable changes, modifications, and/or supplements to payment terms and conditions so as to assure that DISTRIBUTOR makes prompt payment to "IDSI". In considering any such changes, "IDSI" shall take into account past payment history and sales volume within the TERRITORY. "IDSI" shall give at least sixty (60) days notice of any such changes before the annual renewal date. If DISTRIBUTOR does not accept such changes in payment terms and conditions, its sole and exclusive remedy shall be to terminate this AGREEMENT. All sums then due to "IDSI" shall become immediately due and payable. CTLM(R) will not ship until IDSI receives cash deposit of 40%, irrevocable letter of credit or lease.


4.03      Advertising, Mailing Lists and Installation Lists

         4.03.01
         DISTRIBUTOR shall advertise PRODUCTS to such extent, and in such media, as is reasonably necessary to encourage the sale of PRODUCTS in the TERRITORY. The cost of such advertising and distribution thereof shall be the sole expense of the DISTRIBUTOR unless otherwise agreed in advance in writing by "IDSI


         4.03.02
         "IDSI" requires DISTRIBUTOR to submit all advertising to "IDSI" for approval prior to DlSTRlBUTOR's use of the advertising and further, reserves the right to require DISTRIBUTOR to withdraw or amend any such materials, which inaccurately describe or misrepresent the PRODUCTS.

4.04 DISTRIBUTOR shall periodically provide "IDSI" with a listing of all installations of the PRODUCTS within the TERRITORY including current Software Revision levels to allow "IDSI's" Service and Technical Support Staff to assist DISTRIBUTOR with technical problems.

4.05      Training of Sales Force and Service Personnel

          DISTRIBUTOR hereby represents and warrants that it will establish, supplement and maintain adequate facilities and personnel in the TERRITORY to effectively market and support the PRODUCTS and agrees that, during the term of this AGREEMENT, it will continue to maintain adequate facilities and personnel necessary to carry out its duties under this AGREEMENT. DISTRIBUTOR agrees that it shall fully train its sales personnel with respect to all pertinent aspects of the PRODUCTS and the obligations and duties of DISTRIBUTOR in accordance with this AGREEMENT. JAMCO will bring on board an Application Specialist to be trained by IDSI for the Latin American Region. JAMCO at its expense


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          will also provide an Engineer, fluent in Spanish, Portuguese and
          English, to be trained by IDSI as well.

4.06      Sales Reports

          Thirty (30) days prior to the end of each calendar quarter DISTRIBUTOR shall provide "IDSI" with a report on the expected sale and distribution of PRODUCTS and its business activities in promotion and distribution thereof, together with information on the market situation in the TERRITORY, including:

          (a) Name of active sales prospects,

          (b) Government regulations affecting PRODUCTS,

          (c) Competitive products and competitor's activities,

          (d) Prices at which PRODUCTS and components are sold to end-users,

          (e) Commonly experienced component failures and service problems,

          (f) Sales forecasts, including product type and expected purchase price, for the next four (4) calendar quarters,

          (g) All available market data for the TERRITORY with regard to volume of similar products purchased within the territory and average selling price for same.

4.07      Other Duties of DISTRIBUTOR

          4.07.01
          DISTRIBUTOR shall at all times maintain sales data on the PRODUCTS, including price lists, catalogues and technical bulletin files.

          4.07.02
          DISTRIBUTOR shall accept and service all sales inquiries with respect to PRODUCTS relating to possible sales within the TERRITORY.

          4.07.03
          DISTRIBUTOR will conduct all of its activities under the AGREEMENT in accordance with sound business practices and ethics, in a manner, which reflects favorably upon "IDSI", the PRODUCTS, and the goodwill associated therewith.

          4.07.04
          DISTRIBUTOR and its employees, officers, directors and stockholders shall not engage in any activities or conduct which are alleged to be illegal under the laws of the United States and / or the Territory or which adversely affect or diminish the reputation, character, morality, integrity, honesty, credibility and / or credit of either IDSI and / or the Distributor or their employees, officers, directors and stockholders; or which have an adverse affect on the reputation, quality, reliability and / or fitness for use of any PRODUCT or service to be distributed hereunder. A breach of any of the foregoing shall entitle IDSI to forthwith terminate this agreement for cause.

          4.07.05
          DISTRIBUTOR shall be responsible to obtain end-user's execution of any applicable license agreement(s) prior to shipment of order by "IDSI".

4.08      Alteration of PRODUCTS

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          DISTRIBUTOR shall not alter PRODUCTS in any way without advance written consent by "IDSI".

5.        PRICES, TERMS AND CONDITIONS OF SALE

5.01      Shipment Terms

          "IDSI" shall sell PRODUCTS to DISTRIBUTOR "Ex Works" (available to DISTRIBUTOR at reconciliation's warehouse in Miami Florida, or any other possible port or harbor in the USA). It is understood that alternate shipment terms may be agreed by "IDSI" from time to time if requested in advance by DISTRIBUTOR for particular orders.

5.02     "IDSI" shall sell PRODUCTS to DISTRIBUTOR at a prenegotiated price.

5.03 "IDSI" may, notwithstanding the above, upon written notice to DISTRIBUTOR, change the prices. Such change to be effective thirty (30) days after the date of said notice to DISTRIBUTOR. In the event that DISTRIBUTOR has bona fide outstanding bids to its customers which would be affected by the price increase, "IDSI" will honor the previous price to DISTRIBUTOR for those bids for a period not to exceed one hundred and twenty (120) days from the date of notice of new prices.

5.04 Additional terms and conditions of the sale shall be as set forth on "IDSI" 's standard quotation forms, invoices and similar documents, in effect from time to time, with respect to the PRODUCTS hereunder.

5.05 "IDSI" reserves the right to accept or reject any order submitted by DISTRIBUTOR. "IDSI" agrees that it will not reject any order that complies with the prices, terms, and conditions set forth in this AGREEMENT unless such acceptance is prevented by operation of law and / or IDSI contractual obligations of which DISTRIBUTOR has notice.

5.06 All sales made by "IDSI" to DISTRIBUTOR shall be subject to the provisions of this AGREEMENT, and to the extent not inconsistent herewith, the DlSTRlBUTOR's shipping and handling instructions. Any provision of any purchase order placed by DISTRIBUTOR which is inconsistent herewith or in addition hereto, shall be null and void, unless accepted by "IDSI" in writing (other than routine acknowledgment). "IDSI" will not be liable for any penalty clause(s) from end-users accepted by DISTRIBUTOR unless "IDSI" has agreed to such clause(s) in writing in advance.

5.07 Where "IDSI" has given DISTRIBUTOR a delivery date for an order, "IDSI" will not be liable for late delivery due to factors beyond its reasonable control, which by the exercise of reasonable inquiry it did not and could not have known when it accepted the order.

5.08 "IDSI" shall retain title to the PRODUCTS or spare parts shipped against each DlSTRlBUTOR purchase order until payment in full for that order has been received by "IDSI". Risk of loss for each shipment shall pass to DISTRIBUTOR upon shipment from "IDSI" RECONCILIATOR in Miami unless otherwise negotiated in advance prior to shipment. "IDSI" shall be entitled to retrieve the PRODUCT(S) at its sole discretion if and when payment of the related invoice is overdue or upon termination of this AGREEMENT. DISTRIBUTOR shall cooperate fully and unconditionally by allowing "IDSI" to enter premises and/or facilities in this regard.



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6.        CHANGES IN PRODUCTS

6.01 "IDSI" may, at any time prior to acceptance of any order from DISTRIBUTOR, either add to, delete, modify or change any of the PRODUCTS pursuant to any updating, obsolescence, or other change in PRODUCTS occurring within the ordinary course of "IDSI" business with or without notice to DISTRIBUTOR.

6.02 "IDSI" agrees to provide training for designated DISTRIBUTOR personnel at mutually agreed-upon rates and at DlSTRlBUTOR's expense where this becomes necessary due to changes made to PRODUCTS.


7.        OTHER WARRANTIES BY DISTRIBUTOR

7.01 DISTRIBUTOR represents and warrants that there are no outstanding obligations or agreements, either written, oral or implied, inconsistent with this AGREEMENT.

8.        SALES SUPPORT

8.01 "IDSI" agrees to provide DISTRIBUTOR with adequate quantities of advertising materials and other sales and promotional materials currently used by "IDSI" in the marketing of the PRODUCTS in the International Market. "IDSI" will not be liable for any damages resulting from claims by DISTRIBUTOR due to lack of PRODUCT information or other relevant information from "IDSI".

i)       MISCELLANEOUS:

          i. MANUFACTURER acknowledges JAMCO is and from time to time during the term of this agreement may be involved in activities complimentary and /or unrelated to the subject matter of this agreement so long as such activities are not in direct competition with the systems of MANUFACTURER within the exclusive territory.

          ii. PRICING: should tie in with compensation. Advertised price shall always be higher than disclosed dealer net price.

          iii. Any system for product shipped to or arriving in the exclusive territory on any service rendered in the exclusive territory of manufacturer's systems, products or services relating thereto, including warranty shall without regard to how it arose or occurred be deemed a sale by JAMCO for which JAMCO shall be entitled to full compensation

          iv. MANUFACTURER shall provide full warranties, technical assistance, training, product liability coverage, accessory and parts support and extended warranty coverage as its obligation and responsibility to extent JAMCO provides same it shall be fully compensated by MANUFACTURER.

          v. Neither party shall engage in any activity or conduct, which shall materially interfere with or undermine the efforts off the other.



9.        RELATIONSHIP OF PARTIES


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9.01      INDEPENDENT CONTRACTOR: DISTRIBUTOR is an independent Contractor and not the agent of MANUFACTURER; and other than as specifically provided in this Agreement or as mutually agreed in writing by the parties hereto, neither shall have the right or authority to bind or obligate the other.

9.02 Nothing herein contained shall be deemed to create any agency, joint venture or partnership relationship between the parties hereto. It is understood and agreed that DISTRIBUTOR is not, by this AGREEMENT or anything herein contained, constituted or appointed the agent or representative of "IDSI" for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting to DISTRIBUTOR any right or authority to assume or create any obligation or responsibility, expressed or implied, for, in behalf of, or in the name of "IDSI", or to bind "IDSI" in any way or manner whatsoever. DISTRIBUTOR shall do no act or make any statement inconsistent with this paragraph.

10.       ASSIGNMENT OF AGREEMENT

10.01 DISTRIBUTOR shall have no right or power to assign this AGREEMENT, or any of DlSTRlBUTOR's rights, or delegate the performance of any of its duties, under the AGREEMENT without the prior written authorization of "IDSI". Any attempted assignment without the prior written authorization of "IDSI" shall, at "IDSI's option, immediately terminate and cancel this AGREEMENT and all rights of DISTRIBUTOR hereunder. Should "IDSI" elect to terminate this AGREEMENT pursuant to this Article, DISTRIBUTOR shall remain obligated to render any services due to end-users of "IDSI" PRODUCTS, and all amounts due to "IDSI" hereunder shall be immediately due and payable.

10.02 Transfer of a controlling interest in DISTRIBUTOR to a party not in control at the time of execution of this AGREEMENT shall be deemed an assignment of this AGREEMENT for purposes of the restrictions set forth in Article 10.01. Should "IDSI" elect to allow DISTRIBUTOR to reassign this AGREEMENT it should be done in writing at a mutually agreed upon Agent within 45 to 60 days prior to said transfer of assignment.

11.       PATENTS, TRADEMARKS, TRADENAME, OWNERSHIP OF DOCUMENTS

11.01 No rights are granted hereunder to DISTRIBUTOR under any of "IDSI" 's patents or trademarks.

11.02 The DISTRIBUTOR will acquire no rights whatsoever in "IDSI" trademarks.

11.03 The DISTRIBUTOR will not adopt, use or register "IDSI" 's trademarks or any marks which are substantially or confusingly similar to "IDSI" 's trademarks.

11.04 The DISTRIBUTOR will not apply or use any other trademarks to, or in conjunction with, the PRODUCTS.

11.05 The DISTRIBUTOR will not take any other action, which might limit or impair "IDSI's rights in the trademarks within the Territory or elsewhere.

11.06 DISTRIBUTOR shall take all steps reasonably necessary to protect "IDSI" patents and trademarks.


12.       GOVERNMENT REGISTRATION OF PRODUCTS

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12.01     If applicable law in DlSTRlBUTOR's TERRITORY requires registration or listing of any PRODUCTS in order to offer them for sale or to install them within the TERRITORY, it is agreed that DISTRIBUTOR shall cooperate and assist "IDSI" in such registration or listing. The costs of such registration or listing shall be borne exclusively by "IDSI". In the event applicable law requires such registration or listing to be issued to the DISTRIBUTOR, as the local entity responsible for the importation and distribution of the PRODUCTS within the TERRITORY, then DISTRIBUTOR shall promptly, at DlSTRlBUTOR's expense, transfer any such registrations and approvals to "IDSI" or to "IDSI" 's designee, upon termination or expiration of this AGREEMENT.

13.       WAIVERS AND AMENDMENTS

13.01 No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other or further exercise thereof or the exercise of any right, power or privilege.

13.02 Unless otherwise provided herein, this AGREEMENT may not be changed, waived, discharged, or terminated orally, but only by a written document signed by duly authorized officers of the parties hereto.

14.       ENTIRE AGREEMENT

14.01 The making, execution and delivery of this AGREEMENT by DISTRIBUTOR have been induced by no representations, statements, warranties, or agreements other than those expressed herein.

14.02 This AGREEMENT is the entire agreement between the parties and supersedes and shall be substituted for each and every agreement with respect to distribution of "IDSI" products, whether written, oral or otherwise in effect between DISTRIBUTOR and either "IDSI" or any "IDSI" subsidiary.

15.       APPLICABLE LAWS AND REGULATIONS

15.01 Nothing contained in this AGREEMENT shall be construed to require either party to do, and DISTRIBUTOR shall not directly or indirectly do, any act or thing that will or could constitute a violation of the Export Control laws or other laws and regulations of the United States of America.

15.02 DISTRIBUTOR shall, at all times, comply strictly with all applicable laws, regulations and governmental orders of the TERRITORY.

15.03 DISTRIBUTOR will obtain, and will maintain in force throughout the term of this AGREEMENT, all licenses, approvals and permits required under the laws of the TERRITORY for the DlSTRlBUTOR's performance of its obligations under the AGREEMENT.

15.04     Unless explicitly permitted by the Export Administration Regulations
          (EAR) of the United States Department of Commerce, or prior written authorization is given by the Office of Export Licensing, DISTRIBUTOR will not:

          (a) Export or re-export, or re-sell to any end-user either directly or indirectly, either the PRODUCTS or any export thereof, to anyone other than the originally-licensed end-user of the PRODUCT,

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          (b)   Distribute or otherwise make available either the PRODUCTS, or any portion thereof, to or for use by or for any military or police or any restricted government or entity.

15.05 DISTRIBUTOR shall comply with all requirements of the EAR, the United States Foreign Corrupt Practices Act or any other applicable law or administrative regulation of the United States Government, as those laws, regulations and rules are changed from time to time.


16.       PRIVATE INFORMATION

16.01 The DISTRIBUTOR shall not disclose or otherwise use, without the prior written consent of "IDSI", any information that is disclosed by "IDSI" to the DISTRIBUTOR in confidence, whether such information is disclosed in writing or orally and regardless of whether it is clearly marked as confidential, except that the DISTRIBUTOR may, if required by any applicable law, regulation or governmental order in the TERRITORY, provide certain information regarding the PRODUCTS to competent government authorities in order to secure all required product approvals and registrations for the PRODUCTS, so long as IDSI has been previously notified by DISTRIBUTOR.

16.02 All designs, renderings, schematics, elevations, site plans, architectural plans and specifications, mechanical and electrical plans and specifications developed and / or provided or arising under this Agreement shall be deemed proprietary to and the sole property of IDSI and shall not be reproduced or reused by DISTRIBUTOR, its customers or any unrelated third parties for any purpose, other than the purpose for which it was originally intended.

16.03 The obligations of this Article 16 shall survive the termination of this AGREEMENT, regardless of the reason for termination.

17.       FORCE MAJEURE

17.01 In the event that either party hereto shall be rendered wholly or partly unable to carry out its obligations under this AGREEMENT by reason of causes beyond its control, including but not limited, to, fire, flood, explosion, action of the elements, acts of God, accidents, epidemics, strikes, lockouts, or other labor trouble or shortage, inability to obtain or shortage of material, equipment or transportation, insurrections, riots or other civil commotion, war, enemy action, acts, demands or requirements of the governments in any state or by other causes which it could not reasonably be expected to avoid, then the performance of the obligations of either party or both as they are affected by such causes shall be excused during the continuance of any inability so caused but such inability shall as far as possible be remedied with all dispatch. MANUFACTURER at its expense shall obtain political (credit) risk insurance, should MANUFACTURER directly finance the sale.. In no event, shall DISTRIBUTOR be excused from the duty to pay all amounts due "IDSI" for the purchase of PRODUCTS and parts hereunder, even though an event of force majeure prevents DISTRIBUTOR from actually making such payment, unless otherwise insured.


17.02 In the event that DISTRIBUTOR is prevented from performing substantial portions of its obligations under this AGREEMENT for a period of ninety (90) days or more by an event of force majeure, then "IDSI" reserves the right to terminate this AGREEMENT, upon sixty (60) days advance written notice to DISTRIBUTOR.


18.       TERMINATION


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18.01     This AGREEMENT may be terminated by either party upon sixty (60) days advance written notice in the event of the occurrence of any of the following defaults by the other party, if such default has not been cured prior to the end of the thirty (30) day notice period:

          (a) Such other party's voluntary or involuntary bankruptcy or insolvency,

          (b) Such other party's making an assignment for the benefit of creditors,

          (c) A petition has been filed against such other party under a bankruptcy law, any other law for relief of debtors, or other law similar in purpose or effect, the effect of which is to cause such other party to have its business effectively discontinued,

          (d)  The liquidation of such other party,

          (e) Failure by such other party to pay its obligations hereunder when due,

          (f) Any violation or suspected violation by such other party of the applicable laws, regulations and governmental orders of the United States of America or the TERRITORY,

          (g) Any violation or suspected violation of the trademark(s), copyright(s), proprietary data, intellectual property right(s) or software license(s) pursuant to the PRODUCTS hereunder,

          (h) any disclosure or unauthorized use of confidential information provided hereunder,

          (i) Failure by such other party to comply with any material obligation hereunder.


19.       DUTIES OF PARTIES UPON TERMINATION

19.01 Upon termination of this AGREEMENT each party shall perform all obligations incurred prior to the effective date of such termination, except that "IDSI" shall have no obligation to fill pending purchase orders if the AGREEMENT is terminated due to an event of default on the part of DISTRIBUTOR.

19.02     All amounts due "IDSI" hereunder shall be immediately due and payable.

19.03 "IDSI" shall have the option to repurchase all PRODUCTS, or any portion thereof, owned by DISTRIBUTOR at the effective date of termination, excluding only those PRODUCTS needed to fill orders received by DISTRIBUTOR prior to the date of notice of termination, and at prices not to exceed the purchase price paid by DISTRIBUTOR to "IDSI" for such products and if not purchased, DISTRIBUTOR shall be free to sell same for any price obtainable deducting the negative difference from the price it owes MANUFACTURER.

19.04 "IDSI" shall not be liable to the DISTRIBUTOR for damages of any kind resulting from, or caused by, said termination including, but not limited to, termination damages, damages related to losses through commitments on obligations or leases, loss of investment, loss of present or prospective profits, inability to meet obligations, or any other causes or reasons whatsoever.


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

19.05 All confidential documents and materials that contain or embody any of "IDSI" 's confidential information shall be returned by DISTRIBUTOR to "IDSI", at DlSTRlBUTOR's expense, immediately upon termination of the AGREEMENT.

20.       NOTICES

20.01 Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been effectively given only if written and either when delivered to an officer of the other party hereto at such party's address set forth above or at such other address as shall hereafter be designated in writing by such party, or when sent to such address by registered mail, postpaid, or when transmitted by telex, telegraph or facsimile to the other party's address set forth above. Either party may change its address by giving notice to the other party. When a notice is given by any other means it shall be effective only upon actual receipt by an officer of the party hereto for which it is intended.

21.       GOVERNING LAW

21.01 Except as altered or expanded by this AGREEMENT, the laws of the United States and the State of Florida, shall govern in all respects the validity, interpretation, construction and enforcement of this AGREEMENT. Any dispute arising out of or in connection with this AGREEMENT shall be decided by binding arbitration in Miami, Florida, in accordance with the rules and under the auspices of the American Arbitration Association then in effect. Any arbitration award issued thereunder shall be final and binding upon the parties, and may be enforced in any court of competent jurisdiction. The American Arbitration Association shall be advised that DISTRIBUTOR knowingly and voluntarily waives any law of any country, state or city, inconsistent with this Article. The prevailing party in any dispute shall be entitled to collect reasonable attorneys' fees.



IN WITNESS WHEREOF, the parties hereto have signed this AGREEMENT.


Imaging Diagnostic Systems, Inc.            JAMCO Medical Inc.
--------------------------------            --------------
MANUFACTURER                                DISTRIBUTOR




By: /s/ Linda B. Grable                     By:  /s/ Jean-Aime Medici
    -------------------                          --------------------
    Linda B. Grable                              Jean-Aime Medici
    CEO / Chairman of the Board                  President / CEO





Date: 3/22/02                             Date: 3/22/02

                                  "Appendix A"

1.       GEOGRAPHICAL AREA:
     The geographical area designated is

>>      All of Latin America (Central & South America), including the Caribbean.



2.       SERVICES TO BE PERFORMED:

     Promote and solicit orders for the Company's CT Laser Mammography (CTLM(R)) manufactured and/or sold by "IDSI": (the "Products") within the territories.

     Procure sales contracts in the prescribed form from customers in the Territories for at least that number of Products as are agreed by the parties to be the sales goal for 2002-2004. The sales goals for the 2002-2004 periods are as follows:

     >> 3 months after the signature of this agreement JAMCO shall provide a detailed market analysis and information regarding the yearly business prospect.

     Distributor will set the in country final selling price.

     In addition to Distributor promoting and / or selling the Products and services of Appointing Party, Distributor should also be responsible for assisting Appointing Party in:

     1. Providing in-territory data and / or documentation to assist Appointing Party.
     2.   Assist Buyer in obtaining financing.
     3.   Provide training to Buyer.
     4.   Respond to customer inquiries.
     5.   Act as liaison between IDSI and Buyer for
          a.   Customs clearance
          b.   Inland transport
          c.   Storage
          d.   Security
          e.   Warranty Service.
     6.   Provide assistance in coordinating all local matters; if requested.

     Promptly notify the DISTRIBUTOR of any inquiry about the Products that the Company may receive from customers. For each customer desiring to order Products, complete and transmit to the Company purchase documentation in the prescribed form duly executed by the customer. No order will be deemed accepted until the Company verifies the order and communicates its acceptance to the customer. The Company may accept or reject any documentation or purchase order at its discretion. In no event will DISTRIBUTOR accept an order or execute agreements on the Company's behalf. Any attempt to do so will be void.


3.   INITIAL TERM: TWO YEARS FROM THE EFFECTIVE DATE


4. SALES GOAL: First order to be placed within ninety (90) from the effective date of this Agreement. Three additional systems to be sold within first year.


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


5.       DISTRIBUTOR COMMISSION:

     The parties acknowledge that MANUFACTURE'S list prices are for the U.S. sales and do not include many of the costs/expenses that relate to foreign sales, which are the subject of the Agreement. Accordingly, DISTRIBUTOR for each country of the exclusive territory will establish a "DISTRIBUTOR LIST PRICE" that DISTRIBUTOR will quote to the customer. The MANUFACTURER will upon collecting the DISTRIBUTOR quoted price remit to DISTRIBUTOR the total difference (the "difference") between the Dealer Net ex-works established in Appendix A., paragraph 4(J) of this Agreement and the DISTRIBUTOR quoted price insofar as MANUFACTURER is concerned. DISTRIBUTOR will be responsible for all freight, insurance, customs, duty and commissions expenses without regard to whether DISTRIBUTOR or its customer is paying same. DISTRIBUTOR shall not be obligated to account to MANUFACTURER regarding the disposition of the "difference."

j)       COMPENSATION:

         Manufacturer shall sell said system to JAMCO at a pre-agreed Master Distributor net of (US Established List Price - a minimum discount of 25% In addition to the first three monthly non-accountable expense allowance payable by manufacturer to JAMCO irrespective to each system, product or service sold, or lease within the exclusive territory after the effective date, MANUFACTURER shall pay, JAMCO, either

          o A 12% of the sales prices CIF point of installation, if "IDSI" completes any such direct sale or sale outside the TERRITORY for installation within the TERRITORY when "IDSI" makes direct sales to end-users of the PRODUCTS outside the TERRITORY and sells the PRODUCTS to customers outside the TERRITORY for installation and use within the TERRITORY.
          o or the commission of Selling Price (-) minus dealer net cost in event of a lease,

         From time to time JAMCO shall request MANUFACTURER to lower its pre-established Dealer Net Price to accommodate a certain preferential pricing for first in-country unit to help promote market penetration. JAMCO shall resell such equipment at such price and upon such terms, as it shall deem appropriate.



Imaging Diagnostic Systems, Inc.              JAMCO Medical Inc.
--------------------------------              --------------
MANUFACTURER                                  DISTRIBUTOR




By: /s/ Linda B. Grable                       By: /s/ Jean-Aime Medici
    -------------------                           --------------------
    Linda B. Grable                               Jean-Aime Medici
    CEO / Chairman of the Board                   President / CEO





Date: 3/22/02                                             Date: 3/22/02


                                       14
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